Exhibit 107.1
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
Zentalis Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2022 Employment Inducement Incentive Award Plan	Equity	Common stock, par value $0.001 per share	Rules 457(c) and 457(h)	2,295,245 (1)(2)	$1.24 (3)	$2,846,103.80	$153.10 per million dollars	$435.74
2022 Employment Inducement Incentive Award Plan	Equity	Common stock, par value $0.001 per share	Rule 457(h)	3,204,755 (1)(4)	$3.22 (5)	$10,319,311.10	$153.10 per million dollars	$1,579.89
2020 Incentive Award Plan, as amended	Equity	Common stock, par value $0.001 per share	Rules 457(c) and 457(h)	1,200,000 (1)(6)	$1.24 (3)	$1,488,000.00	$153.10 per million dollars	$227.81
	Total Offering Amounts					$14,653,414.90		$2,243.44
	Total Fee Offsets							$—
	Net Fee Due							$2,243.44
(1)    In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Zentalis Pharmaceuticals, Inc. 2022 Employment Inducement Incentive Award Plan (as amended and/or restated from time to time, the “Inducement Plan”) or the Zentalis Pharmaceuticals, Inc. 2020 Incentive Award Plan (as amended and/or restated from time to time, the “2020 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Inducement Plan and the 2020 Plan.
(2)    Consists of 2,295,245 shares of common stock that are issuable under the Inducement Plan pursuant to its terms.
(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the common stock as reported on The Nasdaq Global Market on May 7, 2025.
(4)    Consists of 3,204,755 shares of common stock subject to outstanding stock options under the Inducement Plan. To the extent that outstanding stock options or other awards under the Inducement Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the Inducement Plan.
(5)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based upon the weighted average exercise price of the outstanding stock options granted under the Inducement Plan.
(6)    Consists of 1,200,000 shares of common stock that may become issuable under the 2020 Plan pursuant to its terms.